UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 11, 2008

HERITAGE FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

WASHINGTON	0-29480	91-1857900
(State or other jurisdiction of incorporation)	(Commission File Number)	IRS Employer Identification No.

201 Fifth Avenue S.W. Olympia WA	98501
(Address of principal executive officers)	(Zip Code)

Registrant’s telephone number, including area code: (360) 943-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02	– RESULTS OF OPERATIONS AND FINANCIAL CONDITION

As described in more detail under the caption “Item 2.06 Material Impairments” below, on July 11, 2008, Heritage Financial Corporation (the “Company”) issued a press release disclosing information with respect to a non-cash impairment charge taken as of June 30, 2008. A copy of the July 11, 2008 press release is being furnished as Exhibit 99 to this report.

ITEM 2.06	– MATERIAL IMPAIRMENTS.

OLYMPIA, Wash., July 11, 2008 - HERITAGE FINANCIAL CORPORATION (NASDAQ: HFWA) Heritage Financial Corporation (“Company”) determined that it will recognize a non-cash, pretax impairment charge of approximately $1.11 million as of June 30, 2008, as a result of management’s determination that its $9.62 million investment in the AMF Ultra Short Mortgage Fund (the “Fund”) is other-than-temporarily impaired. The fund was acquired during the period 2002 through 2004 in its wholly owned subsidiaries Heritage Bank and Central Valley Bank.

In May 2008, the asset manager of the Fund advised the Company that it had activated redemption in kind provisions. Due to the continued decline in the Net Asset Value of the Fund and the asset manager’s decision to activate the redemption in kind provision, the Company determined that the investment in the Fund was other-than-temporarily impaired. The Company intends to redeem its shares in the Fund for cash and securities during the third quarter of 2008.

The redemption of securities from the Fund will result in the Company receiving all of the principal payments, including prepayments, made each month on the securities. The withdrawal of securities from the Fund will also eliminate the non-maturity characteristic associated with investments in a mutual fund since each individual security will have a final maturity date. By exercising the option to withdraw securities from the fund, it is anticipated that the non-cash charge will be partially offset in each subsequent quarter as principal payments are received.

ITEM 9.01	– FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial statements

– not applicable

(b)	Pro forma financial information

– not applicable

(c)	Shell company transactions

– not applicable

(d)	Exhibits:

The following exhibit is being filed herewith and this list shall constitute the exhibit index:

99	News Release issued by Heritage, dated July 11, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 14, 2008

HERITAGE FINANCIAL CORPORATION

By:	/S/ BRIAN L. VANCE
Brian L. Vance President and Chief Executive Officer

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